Exhibit 10.2

FIRST PHYSICIANS BUSINESS SOLUTIONS, LLC

C/O FIRST PHYSICIANS CAPITAL GROUP, INC.

9663 SANTA MONICA BLVD., #959

BEVERLY HILLS, CA 90210

November 27, 2013

Sean J. Kirrane

9663 Santa Monica Blvd., #959

Beverly Hills, CA 90210

RE:	Amendment to Consulting Agreement

This letter agreement (this “Letter Agreement”) evidences the mutual agreement between First Physicians Business Solutions, LLC, an Oklahoma Limited Liability Company (the “Company”) and you, Sean Kirrane, to amend the terms of your consulting arrangement with the Company, as provided in that certain Consulting Agreement, dated effective June 30, 2013, by and between you and the Company (your “Consulting Agreement”).

Effective as of June 30, 2013, the second sentence of Section 2.1 of the Consulting Agreement is hereby amended and replaced in its entirety as follows:

“The Company shall (a) pay to Consultant the first payment of the Earned Bonus as promptly as possible following execution of this Agreement, but in any event, no later than the date which is five (5) business days after FPCG receives the lump sum payment from its clients upon their receipt of CMS payments for the 2013 fiscal year (the “CMS Payment”); and (b) shall pay to Consultant the second payment of the Earned Bonus as promptly as possible following the first payment of the Earned Bonus pursuant to clause (a) of this Section 2.1, above, but in any event, no later than December 31, 2013; provided, however, that (i) the installment payments of the Earned Bonus shall not become due and payable unless and until FPCG has available a working capital reserve of not less than $1,000,000 (the “Working Capital Reserve’), the calculation of which shall include any outstanding indebtedness of FPCG or its subsidiaries (except any indebtedness owed pursuant to the terms and conditions of this Agreement), any distributions due to securityholders, and any non-cash operating needs, and (ii) the installment payments of the Earned Bonuses shall be paid as a priority to all other indebtedness (including new indebtedness), non-operating needs or distributions to securityholders, owed by FPCG, except indebtedness owed as a result of FPCG’s obligations to pay deferred compensation to Mr. David Hirschhorn (the “Hirschhorn Deferred Compensation”) and FPCG’s obligations to make payments pursuant to the terms and conditions of the 2009 bridge loans (the “2009 Bridge Loans”).”

If this Letter Agreement is acceptable to you, please indicate your acceptance by executing the following page and returning to the undersigned a copy of this Letter Agreement.

First Physicians Business Solutions, LLC

By:
William Houlihan
Chairman of the Board of First Physicians Capital Group, Inc., parent of the Company

Accepted and agreed to this November 27, 2013:

Sean J. Kirrane